                                                                    EXHIBIT 99.1

[BELDEN LOGO]

                                                      Belden Inc.
                                                      7701 Forsyth Boulevard
                                                      Suite 800
                                                      St. Louis, Missouri 63105
                                                      (314) 854-8000


linking people and technology

NEWS RELEASE


FOR IMMEDIATE RELEASE

October 23, 2003


                 BELDEN ANNOUNCES RESULTS FOR THIRD QUARTER 2003

Belden Inc. (NYSE:BWC), a leading provider of specialty wire and cable, announced today that revenues for the third quarter ended September 30, 2003, were $207.6 million, compared with revenues of $199.5 in the third quarter of 2002. In the year-over-year comparison, the third quarter of 2003 benefited by $7.9 million from an acquisition in late 2002 and by $6.2 million from the favorable effects of currency translation.

Belden recorded net income of $0.8 million, or $0.03 per share, in the third quarter of 2003, compared with net income of $2.8 million, or $0.11 per share, in the third quarter of 2002. The quarter's results included two nonrecurring items: a bad debt expense of $0.6 million pretax, related to the bankruptcy of an Asian distributor, and severance charges of $2.4 million pretax. The two items together amounted to $.08 per share after tax. The net income in the third quarter of 2002 included bad-debt expense of $1.3 million pretax ($0.04 per share after tax).

Cash flow from operations was $17.9 million for the quarter, driven largely by continuing successful inventory reduction efforts. The Company continued its cash accumulation initiative, increasing its cash to $62.1 million, up from $19.4 million at December 31, 2002. Subsequent to quarter-end, Belden finalized an asset-backed revolving credit facility, providing up to $75 million of borrowing and letter-of-credit capacity, but the Company did not borrow against the facility.

YEAR-TO-DATE RESULTS

For the first nine months of 2003, Belden's revenues were $617.9 million, compared with revenues of $614.3 million in the first nine months of 2002. Revenues in 2003 were helped by currency translation ($25.0 million) and by an acquisition ($24.7 million). The net loss for the nine-month period was $2.2 million, or $0.09 per share, compared with net income of $8.6 million, or $0.35 per share, in the first nine months of 2002. The year-to-date results for 2003 include severance charges of $4.9 million, asset impairment charges of $0.4 million, and bad-debt charges of $0.6 million, all pretax amounts, with a combined after-tax effect of $0.16 per share. The 2002 net income for the first nine months included bad-debt charges of $1.9 million pretax, or $0.05 per share after tax, severance charges of $4.0 million pretax, or $0.11 per share after tax, and $2.0 million pretax income, or $0.05 per share, from the settlement of a class-action suit regarding the pricing of copper futures. Capital spending year-to-date in 2003 was

$14.0 million, compared with $26.5 million in the same period in 2002. Depreciation and amortization in the nine-month period was $26.9 million, compared with $29.4 million in the same period a year ago.

MANAGEMENT COMMENT

C. Baker Cunningham, Belden's Chairman, President and Chief Executive Officer, stated, "We continue to make good progress on a number of major initiatives. We are nearing completion of our exit from a third manufacturing facility this year, resulting in much improved alignment of capacity with demand. The previously announced phase-out of non-strategic products should be complete by the end of the year. Our focus on cash accumulation has brought in over $42 million since the first of the year, exceeding our expectations. We have brought our inventories down by $36.2 million so far in 2003, greatly contributing to the cash accumulation. The other side of this favorable result, of course, is that by holding back production to reduce inventory, we absorb less of our fixed costs, so the unabsorbed costs or manufacturing variances reduce our margins. We estimate this effect will have a negative impact on earnings of approximately $0.15 to $0.20 per share for the full year."

ELECTRONICS SEGMENT

Revenues of the Electronics Segment in the third quarter of 2003 were $137.5 million, off 3.2% from revenues of $142.1 million in the third quarter of 2002, despite the fact that the stronger Euro and other currencies benefited the segment's sales by $5.5 million.

To better align expenses with demand, the Electronics Segment reduced its salaried workforce in North America during September.

Operating profit for the Electronics Segment was $7.8 million for the third quarter of 2003, or 5.7 percent of sales, which included severance charges of $2.5 million and bad-debt expense of $0.6 million. In the third quarter of 2002, segment operating profit was $10.5 million after bad-debt expense of $1.0 million.

"Our focus over the past 18 months has been to bring costs in line with the lower level of demand so that we can be profitable now, without cutting so far that we damage our prospects in a recovery," Mr. Cunningham said. "We have accomplished that in our core U.S. electronics business and we are executing plans to adjust our cost structure in Europe with the closing of our German plant and discontinuance of non-strategic products by the end of 2003."

For the first nine months of 2003, Electronics Segment revenues were $412.3 million, compared with revenue in the year-ago third quarter of $424.5 million. Currency translation helped the 2003 nine-month segment revenues by $20.9 million. Segment operating profit for the first nine months of 2003 was $21.9 million, compared with $32.3 million in the first nine months of 2002. The 2003 operating profit figure for the segment included bad-debt charges of $0.6 million, impairment charges of $0.4 million, and severance charges of $4.9 million. The nine-month 2002 operating profit included bad-debt charges of $1.3 million, severance charges of $4.0 million, and a benefit from the copper settlement of $0.7 million.

COMMUNICATIONS SEGMENT

Revenues of the Communications Segment in the third quarter of 2003 were $70.0 million, an increase of 22.0 percent over revenues of $57.4 million in the third quarter of 2002 but lower sequentially by 8.2 percent from the second quarter of 2003. In the year-over-year comparison, the third quarter of 2003 benefited by $7.9 million from an October 31, 2002, acquisition and by $0.7 million from currency translation effects.

Purchases by major telecommunications customers in the United States improved modestly year-over-year. Belden also has increased sales with distributors in the communications cable market. This, along with sales to Bell Canada resulting from the acquisition and the effects of currency translation, accounts for the year-over-year revenue increase.

The Communications Segment recorded an operating loss of $3.1 million in the third quarter of 2003, compared with an operating loss of $0.6 million in the third quarter of 2002. A shift in demand toward lower pair-count cables, lower margins from the distribution business, higher raw material costs, and production inefficiencies resulting from large swings in customer demand caused gross margins in the North American communications business to be lower overall compared with a year ago.

For the first nine months of 2003, revenues of the Communications Segment were $205.6 million, compared with revenues of $189.8 million for the first nine months of 2002. The acquisition of the Norcom business benefited 2003 nine-month revenues by $24.7 million, and currency translation helped the period by $4.1 million. The operating loss for the Communications Segment for the first nine months of 2003 was $8.9 million, compared with an operating loss in the first nine months of 2002 of $0.7 million. Operating results for the segment for the first nine months of 2002 included bad-debt charges of $0.1 million and a benefit from the copper settlement of $1.3 million.

"Our U.K. telecom cable business has been successful in maintaining its profitability without any improvement in demand," Mr. Cunningham said. "We have successfully negotiated a three-year extension in our contract with British Telecom furthering the very positive mutual relationship we have enjoyed with this important customer. While we do not currently expect the demand for copper telecom cable in Europe or North America to improve much in the next year or two, we are gratified to see this market showing signs of stability as seasonal trends have returned."

OUTLOOK

With respect to the fourth quarter of 2003, Mr. Cunningham said, "Several of our major markets appear to be showing signs of stability and perhaps gradual recovery. We expect that the revenues of our Electronics Segment will be slightly higher in the fourth quarter of 2003 than in the third quarter. The Communications Segment is very difficult to forecast because of the short visibility and high volatility of demand from major customers. We expect Communications revenue in the fourth quarter of 2003 to be above that of a year ago, but we expect a seasonal slackening of demand sequentially, which will more than offset the modest increase in Electronics. Our best estimate at this time is that total company revenues will be slightly lower in the fourth quarter than in the third quarter.

"We still have a number of actions in process that could affect our fourth quarter results," Mr. Cunningham continued. "For example, we are in the midst of selling our deflection coil product line, and when the technical performance requirements are satisfied, we will be able to record an expected gain of $1.3 million pretax, or $0.04 per share, on that sale. In addition, we may be able to complete the agreement with a management-led buyout group for part of our German business and, if so, will be able to avoid additional severance charges in Germany, estimated at $2.8 million. Regardless of the status of these particular items, we will recognize additional costs in the fourth quarter associated with our on-going restructuring activities.

"Aside from these restructuring actions and charges, we expect to see the recurring part of our earnings improve next quarter," Mr. Cunningham continued, "due to the cost savings from restructuring actions we have taken to date, and to the Sales Incentive Agreement with a private label customer, which results in income to Belden in the fourth quarter of $2.7 million pretax if the customer continues to buy very little from us, as they have so far this year."

The statements set forth under "Outlook" and any statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include general economic conditions, demand for the Company's products, the ability to accomplish announced plant closures as planned, changes in the cost of raw materials including copper, reliance on large customers, the outcome of pending negotiations between management and union representatives with respect to a new labor agreement for the Phoenix operations of the Communications Division (the current agreement expired last month), changes in foreign currency exchange rates, the outcome of negotiations with third parties, and unexpected events. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, and disclaims any obligation to do so. For a more complete discussion of factors that might cause the Company's results to differ from management's expectations, please see Belden's 2002 annual report on Form 10-K.

Belden is LINKING PEOPLE AND TECHNOLOGY by designing, manufacturing, and marketing wire, cable, and fiber optic products for the electronic, electrical and communications markets worldwide. To obtain additional information, visit Belden's website at www.belden.com or contact us at the phone number below.

CONTACT:     Dee Johnson, Director, Investor Relations
             314-854-8054

Following are comparative consolidated income statements for the three- and nine-month periods ended September 30, 2003 and September 30, 2002, segment information for the same periods, and condensed consolidated balance sheets as of September 30, 2003, and December 31, 2002. Supplementary schedules related to the income statement and the segment information are also provided.

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                 SEPTEMBER 30,          December 31,
                                                                                          2003                  2002
----------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                     (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
    Cash and cash equivalents                                                        $  62,130             $  19,409
    Receivables                                                                        112,287               109,180
    Inventories                                                                        130,169               159,817
    Income taxes receivable                                                              8,117                 2,428
    Deferred income taxes                                                               19,258                15,097
    Other current assets                                                                 5,694                 7,818
----------------------------------------------------------------------------------------------------------------------
        Total current assets                                                           337,655               313,749
Property, plant and equipment, less
    accumulated depreciation                                                           327,176               337,196
Goodwill, less accumulated amortization                                                 80,639                79,588
Other long-lived assets                                                                  6,262                13,006
----------------------------------------------------------------------------------------------------------------------
                                                                                     $ 751,732             $ 743,539
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                                         $ 110,705             $ 124,968
    Current maturities of long-term debt                                                66,921                     -
----------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                      177,626               124,968
Long-term debt                                                                         136,000               203,242
Postretirement benefits other than pensions                                             10,292                10,732
Deferred income taxes                                                                   77,958                71,470
Other long-term liabilities                                                             32,970                25,932
Stockholders' equity
    Preferred stock                                                                          -                     -
    Common stock                                                                           262                   262
    Additional paid-in capital                                                          39,488                40,917
    Retained earnings                                                                  296,881               302,900
    Accumulated other comprehensive loss                                                (6,359)              (17,859)
    Unearned deferred compensation                                                      (2,097)               (2,014)
    Treasury stock                                                                     (11,289)              (17,011)
----------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                      316,886               307,195
----------------------------------------------------------------------------------------------------------------------
                                                                                     $ 751,732             $ 743,539
======================================================================================================================

BELDEN INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)


                                                                    Three Months Ended               Nine Months Ended
                                                                          September 30,                   September 30,
                                                               --------------------------------------------------------
                                                                    2003           2002            2003            2002
------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Revenues                                                       $ 207,568      $ 199,514       $ 617,929       $ 614,278
Cost of sales                                                    177,539        165,545         531,151         511,291
------------------------------------------------------------------------------------------------------------------------
    Gross profit                                                  30,029         33,969          86,778         102,987
Selling, general and administrative expenses                      27,736         26,712          81,760          79,766
Other operating expense                                                -              -             352               -
------------------------------------------------------------------------------------------------------------------------
    Operating earnings/(loss)                                      2,293          7,257           4,666          23,221
Interest expense                                                   3,046          3,324           9,434          10,534
------------------------------------------------------------------------------------------------------------------------
    Income/(loss) before taxes                                      (753)         3,933          (4,768)         12,687
Income tax expense/(benefit)                                      (1,586)         1,171          (2,550)          4,060
------------------------------------------------------------------------------------------------------------------------
    Net income/(loss)                                          $     833      $   2,762       $  (2,218)      $   8,627
========================================================================================================================
Basic earnings/(loss) per share                                $     .03      $     .11       $    (.09)      $     .35
========================================================================================================================
Diluted earnings/(loss) per share                              $     .03      $     .11       $    (.09)      $     .35
========================================================================================================================
Weighted average number of common shares and equivalents:
    Basic                                                         25,334         24,764          25,135          24,742
    Diluted                                                       25,611         24,837          25,135          24,942
========================================================================================================================

BELDEN INC.
SUPPLEMENT TO CONSOLIDATED INCOME STATEMENTS
(Unaudited)


                                                               Three Months Ended                     Nine Months Ended
                                                               September 30, 2003                    September 30, 2003
                                             ------------------------------------  ------------------------------------
                                               REPORTED   Adjustments   Pro forma    REPORTED   Adjustments   Pro forma
------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Revenues                                      $ 207,568     $      -    $ 207,568   $ 617,929      $     -    $ 617,929
Cost of sales                                   177,539       (1,046)     176,493     531,151       (3,206)     527,946
------------------------------------------------------------------------------------------------------------------------
    Gross profit                                 30,029        1,046       31,075      86,778        3,206       89,983
Selling, general and administrative expenses     27,736       (2,026)      25,710      81,760       (2,295)      79,441
Other operating expense                               -            -            -         352         (352)          -
------------------------------------------------------------------------------------------------------------------------
     Operating earnings / (loss)                  2,293        3,072        5,365       4,666        5,876       10,542
Interest expense                                  3,046            -        3,046       9,434            -        9,434
------------------------------------------------------------------------------------------------------------------------
    Income / (loss) before taxes                   (753)       3,072        2,319      (4,768)       5,876        1,108
Income tax (benefit) / expense                   (1,586)      (1,175)        (411)     (2,550)      (1,809)        (741)
------------------------------------------------------------------------------------------------------------------------
     Net income / (loss)                      $     833     $  1,897    $   2,730   $  (2,218)     $ 4,067    $   1,849
========================================================================================================================
Basic earnings / (loss) per share             $     .03     $    .08    $     .11   $    (.09)     $   .16    $     .07
========================================================================================================================
Diluted earnings / (loss) per share           $     .03     $    .08    $     .11   $    (.09)     $   .16    $     .07
========================================================================================================================
Weighted average number of common shares
    and equivalents:
    Basic                                        25,334       25,334       25,334      25,135       25,135       25,135
    Diluted                                      25,611       25,611       25,611      25,135       25,227       25,227
========================================================================================================================

                                                               Three Months Ended                     Nine Months Ended
                                                               September 30, 2002                    September 30, 2002
                                             ---------------------------------------------------------------------------
                                               Reported   Adjustments   Pro forma    Reported   Adjustments   Pro forma
------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Revenues                                      $ 199,514     $      -    $ 199,514   $ 614,278      $    -     $ 614,278
Cost of sales                                   165,545          (99)     165,446     511,291         (765)     510,526
------------------------------------------------------------------------------------------------------------------------
    Gross profit                                 33,969           99       34,068     102,987          765      103,752
Selling, general and administrative expenses     26,712       (1,269)      25,443      79,766       (3,179)      76,587
Other operating expense                               -            -            -           -            -            -
------------------------------------------------------------------------------------------------------------------------
     Operating earnings / (loss)                  7,257        1,368        8,625      23,221        3,944       27,165
Interest expense                                  3,324            -        3,324      10,534            -       10,534
------------------------------------------------------------------------------------------------------------------------
    Income / (loss) before taxes                  3,933        1,368        5,301      12,687        3,944       16,631
Income tax (benefit) / expense                    1,171         (410)       1,581       4,060       (1,262)       5,322
------------------------------------------------------------------------------------------------------------------------
     Net income / (loss)                      $   2,762     $    958    $   3,720   $   8,627      $ 2,682    $  11,309
========================================================================================================================
Basic earnings / (loss) per share             $     .11     $    .04    $     .15   $     .35      $   .11    $     .46
========================================================================================================================
Diluted earnings / (loss) per share           $     .11     $    .04    $     .15   $     .35      $   .11    $     .46
========================================================================================================================
Weighted average number of common shares
    and equivalents:
    Basic                                        24,764       24,764       24,764      24,742       24,742       24,742
    Diluted                                      24,837       24,837       24,837      24,942       24,942       24,942
========================================================================================================================

BELDEN INC.
SEGMENT INFORMATION
(Unaudited)

(in thousands)

THREE MONTHS ENDED SEPTEMBER 30, 2003
                                            ELECTRONICS       COMMUNICATIONS               OTHER               TOTAL
---------------------------------------------------------------------------------------------------------------------
EXTERNAL CUSTOMER REVENUES                    $ 137,527             $ 70,041            $      -           $ 207,568
AFFILIATE REVENUES                                  135                  802                (937)                  -
---------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                $ 137,662             $ 70,843            $   (937)          $ 207,568
=====================================================================================================================
OPERATING EARNINGS/(LOSS)                     $   7,835             $ (3,094)           $ (2,448)          $   2,293
=====================================================================================================================

Three Months Ended September 30, 2002
                                            Electronics       Communications                Other              Total
---------------------------------------------------------------------------------------------------------------------
External customer revenues                    $ 142,085             $ 57,429             $      -          $ 199,514
Affiliate revenues                                2,159                  397               (2,556)                 -
---------------------------------------------------------------------------------------------------------------------
Total revenues                                $ 144,244             $ 57,826             $ (2,556)         $ 199,514
=====================================================================================================================
Operating earnings/(loss)                     $  10,549             $   (606)            $ (2,686)         $   7,257
=====================================================================================================================

Nine Months Ended September 30, 2003
                                            ELECTRONICS        COMMUNICATIONS              OTHER               TOTAL
---------------------------------------------------------------------------------------------------------------------
EXTERNAL CUSTOMER REVENUES                    $ 412,287             $ 205,642            $      -          $ 617,929
AFFILIATE REVENUES                                6,995                 1,783              (8,778)                 -
---------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                $ 419,282             $ 207,425            $ (8,778)         $ 617,929
=====================================================================================================================
OPERATING EARNINGS/(LOSS)                     $  21,932             $ (8,943)            $ (8,323)         $   4,666
=====================================================================================================================


NINE MONTHS ENDED SEPTEMBER 30, 2002
                                            Electronics        Communications               Other              Total
---------------------------------------------------------------------------------------------------------------------
External customer revenues                    $ 424,509             $ 189,769            $      -          $ 614,278
Affiliate revenues                                7,848                 1,347              (9,195)                 -
---------------------------------------------------------------------------------------------------------------------
Total revenues                                $ 432,357             $ 191,116            $ (9,195)         $ 614,278
=====================================================================================================================
Operating earnings/(loss)                     $  32,285             $    (708)           $ (8,356)         $  23,221
=====================================================================================================================

BELDEN INC.
SUPPLEMENT TO SEGMENT INFORMATION
(Unaudited)

(in thousands)

THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                 Electronics         Communications              Other         Total
---------------------------------------------------------------------------------------------------------------------
Reported operating earnings/(loss)                 $   7,835               $ (3,094)          $ (2,448)     $  2,293
Severance and other related benefits
    expense                                            2,472                      -                  -         2,472
Asset impairment charges                                   -                      -                  -             -
Bad debt expense                                         600                      -                  -           600
=====================================================================================================================
Pro forma operating earnings/(loss)                $  10,907               $ (3,094)          $ (2,448)     $  5,365
=====================================================================================================================


THREE MONTHS ENDED SEPTEMBER 30, 2002
                                                 Electronics         Communications              Other         Total
---------------------------------------------------------------------------------------------------------------------
Reported operating earnings/(loss)                 $  10,549               $   (606)          $ (2,686)      $ 7,257
Severance and other related benefits
    expense                                              644                      -                  -           644
Copper settlement                                       (323)                  (222)                 -          (545)
Bad debt expense                                         987                     82                200         1,269
=====================================================================================================================
Pro forma operating earnings/(loss)                $  11,857               $   (746)          $ (2,486)     $  8,625
=====================================================================================================================


NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                 Electronics         Communications              Other         Total
---------------------------------------------------------------------------------------------------------------------
Reported operating earnings/(loss)                 $  21,932               $ (8,943)          $ (8,323)     $  4,666
Severance and other related benefits
    expense                                            4,924                      -                  -         4,924
Asset impairment charges                                 352                      -                  -           352
Bad debt expense                                         600                      -                  -           600
=====================================================================================================================
Pro forma operating earnings/(loss)                $  27,808               $ (8,943)          $ (8,323)     $ 10,542
=====================================================================================================================


NINE MONTHS ENDED SEPTEMBER 30, 2002
                                                 Electronics         Communications              Other         Total
---------------------------------------------------------------------------------------------------------------------
Reported operating earnings/(loss)                 $  32,285               $   (708)          $ (8,356)     $ 23,221
Severance and other related benefits expense           3,984                      -                  -         3,984
Copper settlement                                       (661)                (1,301)                 -        (1,962)
Bad debt expense                                       1,264                    458                200         1,922
=====================================================================================================================
Pro forma operating earnings/(loss)                $  36,872               $ (1,551)          $ (8,156)     $ 27,165
=====================================================================================================================